STATEMENT OF RATIOS OF EARNINGS TO FIXED CHARGES

Amounts in thousands, except ratios		Six months ended June 30,		Year ended December 31,
Earnings:		2016	2015	2015	2014	2013	2012	2011
1	Income before income taxes	$10,907	$6,569	$14,367	$9,553	$7,682	$6,469	$3,315
2	Plus: Interest expense	4,334	3,713	7,660	7,306	6,529	7,774	10,551
3	Earnings including interest on deposits	15,241	10,282	22,027	16,859	14,211	14,243	13,866
4	Less: Interest on deposits	2,913	2,155	4,686	4,063	3,284	4,467	6,840
5	Earnings excluding interest on deposits	$12,328	$8,127	$17,341	$12,796	$10,927	$9,776	$7,026
Fixed Charges:
6	Interest expense (line 2)	4,334	3,713	7,660	7,306	6,529	7,774	10,551
7	Less: Interest expense on deposits (line 4)	2,913	2,155	4,686	4,063	3,284	4,467	6,840
8	Excluding interest on deposits	$1,421	$1,558	$2,974	$3,243	$3,245	$3,307	$3,711

Ratio of Earnings to Fixed Charges:
	Including interest on deposits (Item 3/Item 6)	3.52	2.77	2.88	2.31	2.18	1.83	1.31

	Excluding interest on deposits (Item 5/Item 8)	8.68	5.22	5.83	3.95	3.37	2.96	1.89